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                                                                  Exhibit 10(w)


March 2, 1999

VIA FACSIMILE AND FEDERAL EXPRESS
913-685-1656


PERSONAL AND CONFIDENTIAL
-------------------------

Clifford W. Donnelly
6907 West 130th Street
Overland Park, KS 66209

Dear Cliff:

This letter will serve to confirm our offer of employment to you with Magellan Health Services, Inc. in the capacity of Executive Vice President and Chief Financial officer reporting directly to Henry T. Harbin, President and Chief Executive Officer.

EFFECTIVE DATE/SALARY/STOCK OPTIONS
-----------------------------------

We anticipate your start date to be March 31, 1999, at an annualized salary of $325,000. In addition, you will be entitled to a grant of 75,000 stock options. Upon relocation, your annualized base salary will be increased to $360,000 and you will receive an additional grant of 50,000 stock options.

LOCATION/TRAVEL
---------------

Your primary business office and principal place of work will be the Company's corporate offices in Columbia, Maryland. During the first four months of your employment, the Company will reimburse you for weekly air travel from your personal residence and the expense of a corporate apartment in the Columbia, Maryland area. After four months, the Company may require your relocation to the Columbia, Maryland area, expenses of which would be covered pursuant to the Company's standard relocation policy.

INCENTIVE BONUS PROGRAM
-----------------------

You will be eligible to participate in the 1999 corporate incentive bonus plan on a pro-rated basis which began October 1, 1998 and concludes September 30, 1999. The target for the Executive Vice President level is 35% of base salary if performance goals for the plan are met.

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BENEFITS
--------

Please see the attached Exhibit A for a summary description of benefits for which you are eligible. You will receive pro-rated PTO time for fiscal 1999. You will be eligible to participate in the next cycle of the Employee Stock Purchase Plan beginning July 1, 1999, and the Magellan Health Services Retirement Savings Plan on the first of the month after 90 days of service, as noted in the summary description.

TERM/EMPLOYMENT AGREEMENT/SEVERANCE
-----------------------------------

Your employment with the Company would be for an initial term of two years, and is subject to finalizing a standard employment agreement with you upon substantially the terms and conditions set forth above, including other customary terms and conditions such as non-competition and non-solicitation covenants. In the event of termination without cause of your employment by the Company, you would be entitled to severance for a period of one year. In addition, in the event of a change in control of the Company, you would have the right to terminate your employment for a period of 90 days and receive severance for a period of one year. Upon you relocation to Columbia, the involuntary termination and change of control severance periods would be increased to two years.

Cliff, we would be delighted to have you join the "Magellan Team".

Sincerely,

/s/ Dave Hansen

David J. Hansen
Vice President and General Counsel


Please signify your acceptance of the above terms and conditions of employment by signing below and returning the original letter to David J. Hansen, Magellan Health Services, 3414 Peachtree Road, N. E., Suite 1400, Atlanta, Georgia 30326 at your earliest convenience. (Facsimile number 404-869-5667). We will promptly forward a draft of an employment agreement for your review.

Signature   /s/ Clifford W. Donnelly        Date  March 2, 1999
          --------------------------            ----------------


DJH:jlm

Cc:   Henry Harbin